UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 19, 2002

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 230
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

One Radnor Corporate Center, Suite 200
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

(Former name or former address, if changed since last report)

            This Current Report on Form 8-K/A is filed for the purpose of amending registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 2, 2003 (the "Original Form 8-K") to include in Item 2 therein a more detailed description of registrant's December 19, 2002 purchase of coal reserves from subsidiaries of Peabody Energy Corporation. Item 2 of the Original Form 8-K is amended and restated in its entirety to provide as follows:

Item 2. Acquisition and Disposition of Assets.

            a. General Terms of the Acquisition. On December 19, 2002, Penn Virginia Resource Partners, L.P. ("PVR" or the "Partnership") completed the acquisition (the "Acquisition") of approximately 120 million tons of proven and probable coal reserves (the "Reserves") and certain related assets, including certain rights-of-way and easements, from subsidiaries of Peabody Energy Corporation ("Peabody") for $72.5 million of cash, 1.52 million Common Units and 1.24 million Class B Common Units. The amount of the consideration paid by PVR for the Reserves was determined through arms length negotiations between the parties. The cash portion of the purchase price was funded from PVR's existing credit facility. PVR chose to include Class B Common Units in the consideration rather than additional Common Units because, under Section 312.03(c) of the New York Stock Exchange, Inc. (the "Exchange") Listed Company Manual, the issuance of all Common Units would have required a Common Unit holder vote prior to such issuance. PVR believed that obtaining that vote would have delayed the closing of the Acquisition to the detriment of the Partnership. The Exchange approved the structure of the Acquisition prior to closing. Of the 1,240,833 Class B Common Units issued, 293,700 are currently being held in escrow pending (i) Peabody obtaining approvals from the State of New Mexico regarding certain of the New Mexico reserves PVR purchased and (ii) Peabody acquiring and transferring to PVR certain of the West Virginia reserves PVR purchased. As a result of the escrowed Class B Common Units, approximately five million tons of coal reserves were excluded from reserve totals, and 293,700 Class B Common Units were excluded from units issued, in the Partnership's financial statements for the year ended December 31, 2002.

            The Class B Common Units are expected to be converted to Common Units, subject to the approval by PVR's Common Unitholders at a special meeting expected to be held in June 2003. As part of the transaction, Peabody also received the future right to share in PVR's general partner's incentive distribution rights in exchange for additional properties, if any, that Peabody may sell to PVR in the future. Peabody also was granted the right to designate one director to the Board of Directors of PVR's general partner.

            b. Leases and Mining Techniques. All of the Reserves have been leased back to subsidiaries of Peabody by PVR under leases containing the terms described below. Approximately one-third, or 40 million tons, of the Reserves are located in northern West Virginia (the "Federal Reserves") and are being mined by a subsidiary of Peabody at the Federal No. 2 mine predominantly by the longwall underground mining method. Longwall mining uses hydraulic jacks or shields, varying from four feet to twelve feet in height, to support the roof of the mine while a mobile cutting shearer advances through the coal. Chain conveyors then move the coal to a standard deep mine conveyor belt system for delivery to the surface. Continuous mining, in which main airways and transportation entries are developed and remote-controlled continuous miners extract coal from "rooms," leaving "pillars" to support the roof, is used to develop access to long rectangular panels of coal that are mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is typically highly productive when used for large blocks of medium to thick coal seams like those that characterize the Federal Reserves. Peabody's subsidiary processes the Federal Reserves at its preparation plant located in close proximity to the Federal No. 2 mine and loads the processed Federal Reserves onto railcars at its unit train loading facility for delivery to Peabody's customers. Annual production from the Federal No. 2 mine during the years ended December 31, 2002, 2001 and 2000 was approximately 5.0 million, 4.9 million and 4.3 million tons, respectively. Production from the Federal Reserves is expected to be between 5.0 and 5.2 million tons during the year ending December 31, 2003. PVR anticipates that the Federal Reserves will be exhausted in approximately 2010.

            Approximately two thirds, or 80 million tons, of the Reserves are located in New Mexico (the "Lee Ranch Reserves") and are being mined by a subsidiary of Peabody at the Lee Ranch mine using a combination of the dragline and truck-and-shovel surface mining methods. In dragline and truck-and-shovel mining, large capacity machines are used to remove overburden to expose the coal seams. Shovels then load the coal in haul trucks for transportation to a loading facility. The Lee Ranch Reserves are trucked from the mine to a loading facility which blends and loads the Reserves via conveyor belts into railcars for delivery to Peabody's customers. Annual production from the Lee Ranch mine during the years ended December 31, 2002, 2001 and 2000 was approximately 6.4 million, 6.0 million and 5.1 million tons, respectively. Production from the Lee Ranch Reserves is expected to be between 6.3 and 6.7 million tons during the year ending December 31, 2003. PVR anticipates that the Lee Ranch Reserves will be exhausted in approximately 2014.

            The leases pursuant to which PVR has leased the Federal Reserves (the "Federal Lease") and the Lee Ranch Reserves (the "Lee Ranch Lease" and, together with the Federal Lease, the "Leases") to subsidiaries of Peabody (also referred to herein as "Peabody") contain the following material terms and conditions:

    Term and Diligent Mining Obligation. The term of each Lease terminates on the date on which the mineable and merchantable Reserves leased thereunder are exhausted. "Mineable and merchantable" Reserves are defined in the Leases as coal which is generally mineable at a profit using modern, practical and efficient machinery, facilities and methods. Each Lease requires Peabody to diligently mine the Reserves leased thereunder in a skillful and professional manner in accordance with commercially modern mining practices and all applicable laws and regulations, including those pertaining to the environment.
    Minimum Rental Payments. The Lee Ranch Lease and the Federal Lease require Peabody to pay to PVR annual minimum rental payments of $2.0 million and $5.0 million, respectively. The minimum rental payments made under each Lease are recoupable against production royalties due over the term of such Lease.
    Production Royalty Payments. The Leases require that Peabody pay to PVR a production royalty for each ton of coal sold by Peabody. Under the Lee Ranch Lease, the production royalty starts at $1.50 per ton and escalates annually until it reaches $2.48 per ton on January 1, 2014. Under the Federal Lease, the production royalty starts at $1.09 per ton and escalates annually until it reaches $1.75 per ton on January 1, 2010.
    Events of Default and Remedies. Upon an event of default under each of the Federal Lease or the Lee Ranch Lease, Peabody is required to purchase the then remaining Federal or Lee Ranch Reserves, as the case may be, from PVR at a price equal to (x) the number of tons of Reserves being purchased times (y) the production royalty rate then in effect with respect to such Reserves. If Peabody fails for any reason to pay such purchase price, PVR is entitled to terminate the applicable Lease and reclaim the Reserves leased thereunder. Such termination does not relieve Peabody of any environmental or other obligations then outstanding under such Lease.
    Indemnification. Each of the Leases contains indemnification provisions whereunder Peabody has indemnified PVR from any claims, expenses and other losses incurred by PVR in any way connected with Peabody's presence on the property containing the Reserves leased thereunder, including, but not limited to, losses which may be incurred on account of Peabody's failure to fulfill reclamation or other environmental obligations.
    Taxes and Insurance. Each Lease requires Peabody to timely pay all taxes due with respect to the Reserves leased thereunder and the operations of Peabody with respect thereto and to maintain certain types and amounts of insurance customary in the coal industry.
    Inspection Rights and Mine Plans. Each Lease grants to PVR the right to inspect the mine workings related to the Reserves to determine the accuracy of Peabody's surveys of such workings, and requires Peabody to submit mine plan maps to PVR on a semi-annual basis.

            The Leases are included as Exhibit 10 to PVR's Annual Report on Form 10-K for the year ended December 31, 2002.

            c. Acquisition of Assets. The Partnership consulted with KPMG, LLP, its independent public accountants, prior to consummating the Acquisition and concluded that PVR's purchase of the Reserves did not constitute the purchase of a "business" as defined under Rule 11-01(d) of Regulation S-X and, therefore, that no separate audited financial statements were required to be provided in connection with the filing of the Form 8-K. This conclusion was made on the basis that the Partnership did not acquire from Peabody any physical facilities, mining equipment, employees, market distribution system, sales force or customer base associated with the Reserves. In addition, unlike Peabody, which had derived its revenues and incurred expenses in connection with producing and marketing the Reserves, PVR would earn coal royalty revenues from third party mine operators to which it leased the Reserves and would not bear any operational expenses associated with marketing or producing the Reserves. This absence in continuity between the revenue-producing activities related to the Reserves before and after the Acquisition make disclosure of financial information relating to the Reserves not material to an understanding of PVR's future operations with respect to the Reserves.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2003

Penn Virginia Resource Partners, L.P.

By: Penn Virginia Resource GP, LLC,
its General Partner

By: /s/ Nancy M. Snyder

Nancy M. Snyder

Vice President